Calculation of Filing Fee Tables
S-8
Trinseo PLC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, $0.01 par value per share	457(a)	2,425,000	$ 2.69	$ 6,523,250.00	0.0001531	$ 998.71
Total Offering Amounts:						$ 6,523,250.00		$ 998.71
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 998.71
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional Ordinary Shares that may become issuable pursuant to terms of the Trinseo PLC Amended and Restated 2014 Omnibus Incentive Plan designed to prevent dilution resulting from stock splits, stock dividends or similar events. (2) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and (h) upon the basis of the average of the high and low prices ($2.74 and $2.63) of an Ordinary Share as reported by the New York Stock Exchange composite transactions on July 31, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A